EXHIBIT 97.1

RAND CAPITAL CORPORATION

CLAWBACK POLICY

Approved by the Board on October 18, 2023

I. Introduction.

The Board has adopted this Policy to describe the circumstances in which Covered Persons will be required to repay or return Erroneously Awarded Compensation to the Company. This Policy is designed to comply with Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or Nasdaq.

II. Administration.

This Policy shall be administered by the Board. Any determinations made by the Board shall be final and binding on all affected individuals. This Policy applies to each Covered Person.

III. Defined Terms.

For the purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a) “Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement) or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to (1) each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving in such position with the Company at the time the Erroneously Awarded Compensation is required to be repaid to the Company) and (2) with respect to any Covered Person who is not an Executive Officer, if such Covered Person was designated as a Covered Person at any time prior to or during the applicable performance period for any Incentive-based Compensation, all Incentive-based Compensation Received by such Covered Person (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer or, for any Covered Person who is not an Executive Officer, after designation as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the applicable Clawback Period.

(d) “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e) “Company” shall mean Rand Capital Corporation and each of its wholly owned subsidiaries.

(f) “Covered Person” shall mean each Executive Officer and any individual receiving Incentive-based Compensation that the Board designates as subject to this Policy.

(g) “Erroneously Awarded Compensation” shall mean, with respect to each Covered Person in connection with any Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b).

(j) “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(k) “Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(l) “Nasdaq” shall mean The Nasdaq Stock Market LLC.

(m) “Policy” shall mean this Clawback Policy, as the same may be amended from time to time.

(n) “Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(o) “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(p) “SEC” shall mean the U.S. Securities and Exchange Commission.

IV. Recoupment: Accounting Restatement.

In the event the Company is required to prepare an Accounting Restatement, the Board will require reimbursement or forfeiture of any Erroneously Awarded Compensation that was Received by any Covered Person during the Clawback Period.

V. Erroneously Awarded Compensation; Amount Subject to Recovery.

The amount to be recovered will be the amount of Erroneously Awarded Compensation paid to a Covered Person, as determined by the Board.

If the Board cannot determine the amount of Erroneously Awarded Compensation Received by the Covered Person directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement.

VI. Method of Recoupment.

The Board will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder.

VII. Method of Recoupment.

The Company shall not indemnify any Covered Person against the loss of any Erroneously Awarded Compensation.

VIII. Interpretation.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC, Nasdaq or any other national securities exchange on which the Company's securities may be listed.

IX. Effective Date.

This Policy shall be effective as of the date that is approved by the Board (the “Effective Date”) and shall apply to Incentive-based Compensation that is approved, awarded or granted to Covered Persons on or after that date.

X. Amendment; Termination.

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by Nasdaq or any other national securities exchange on which the Company's securities may be listed. The Board may terminate this Policy at any time.

XI. Other Recoupment Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

XII. Impracticability.

The Board shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of Nasdaq or any other national securities exchange on which the Company’s securities may be listed.

XIII. Successors.

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.